Naked Brand Group Inc.

OTCQB : NAKD

July 9, 2014

Naked Announces Final Closing of $7.3 million
Oversubscribed Private Placement to Fuel Growth and
Expansion of Lifestyle Brand

NEW YORK, NEW YORK and VANCOUVER, BRITISH COLUMBIA -- (Marketwired – July 9, 2014) - Naked Brand Group Inc. (OTCQB:NAKD) ("Naked" or "the Company") today announces the final closing of a $1,150,350 oversubscription of its private placement financing (the "Offering") of units (the "Units"), bringing total aggregate gross proceeds to $7,309,832 million, including the initial closing amount of $6,159,482 as previously announced on June 10, 2014.

The final closing of the oversubscribed Offering follows Naked’s announcement in early June of a new senior management team headed by Carole Hochman as CEO & Chief Creative Officer, Michael Flanagan as COO/CFO, and Carlos Serra as the VP of Sales and Merchandising. The addition of new capital resources and highly experienced leadership will enable Naked to pursue a strategy to establish itself as a global lifestyle brand offering innovative and luxurious inner, lounge, sleep and active wear to both men and women.

“We are thrilled by the success of this private placement,” said Carole Hochman, Naked’s new CEO and Chief Creative Officer. “This additional capital is a critical component of the transformation of Naked into a company empowered to realize its potential as a brand and as an organization. We are already hard at work to make that potential a reality by expanding our distribution, extending our collections and beginning to increase awareness of our brand. We believe the future holds great promise for Naked.”

The funds raised from the sale of the Units will be used for marketing and new product development and design, as well as general working capital requirements. The aggregate gross proceeds were raised through the sale of 292 Units at a price of $25,000 per Unit. Each Unit consisted of: (i) a 6% convertible senior secured debenture in the principal amount of $25,000 (the "Convertible Debentures") and (ii) a warrant to purchase 166,667 common shares of the Company at an exercise price of $0.15 per share, subject to adjustment (the "Warrants"). The Convertible Debentures are convertible into common shares at a conversion price of $0.075 per share, subject to adjustment, and mature on June 10, 2017. Interest of 6% per annum is payable quarterly in cash or in kind at the option of the Company. Each Warrant is exercisable for a period of five years from the date of issuance and if, following the 24 months after the initial closing, the volume weighted average price for the Company's common shares is greater than $0.40 per share for a period of twenty (20) consecutive trading days, then the Company may deliver a notice (the "Notice") to the Warrant holder notifying such holder that the Warrants must be exercised within thirty (30) days from the date of delivery of such Notice, otherwise the Warrants will expire on the thirty-first (31st) day after the date of delivery of the Notice. Aggregate gross cash proceeds to the Company from the exercise of all of the Warrants would equal $7,309,832.

None of the securities offered in the Offering have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Pursuant to the terms of a registration rights agreement entered into with the purchasers, the Company has agreed to file, within 60 days of July 8, 2014, a registration statement with the Securities and Exchange Commission registering the resale of the common shares issuable upon conversion of the Convertible Debentures and exercise of the Warrants. Any offering of Naked's securities under the resale registration statement referred to above will be made only by means of a prospectus.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

ABOUT NAKED BRAND GROUP
Established in 2010, Naked® is a global lifestyle brand offering one of the world's most comfortable and luxurious lines of innerwear and loungewear. The Naked core brand philosophy is to provide apparel that makes people feel sexy and stylish while being as comfortable as wearing nothing at all. The brand's goal is to create a new standard for how apparel products worn close to the skin fit, feel and function. Naked® apparel for men is currently sold at a premium fashion stores in North America, including Holt Renfrew, Hudson Bay Company and Nordstrom, as well as online stores such as Amazon.com, Hisroom.com and Freshpair.com.

CONTACT INFORMATION

•	Media Contact: Taryn Owens / EFGPR
towens@efgpr.com
310.432.0020 x123
lweissman@efgpr.com
646.336.3420

Company and Investor Contact:
Joel Primus / Naked Brand Group Inc.
joel.primus@nakedbrandgroup.com
604.855.4767